Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Third Quarter Ended September 30, 2022 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — November 3, 2022 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2022, and the declaration of a cash dividend.

For the third quarter ended September 30, 2022, revenue increased 2.2% to $1,567.8 million, compared to $1,534.2 million for the same quarter, prior year. Income from operations was $91.5 million for the third quarter ended September 30, 2022, compared to $150.3 million for the same quarter, prior year. For the third quarter ended September 30, 2022, income from operations included $8.1 million of other operating income related to the recognition of payments received under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, compared to $1.7 million for the same quarter, prior year. Net income was $38.1 million for the third quarter ended September 30, 2022, compared to $100.2 million for the same quarter, prior year. Adjusted EBITDA was $153.1 million for the third quarter ended September 30, 2022, compared to $208.6 million for the same quarter, prior year. Earnings per common share was $0.21 for the third quarter ended September 30, 2022, compared to $0.57 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release.

For the nine months ended September 30, 2022, revenue increased 2.3% to $4,752.1 million, compared to $4,644.7 million for the same period, prior year. Income from operations was $316.4 million for the nine months ended September 30, 2022, compared to $636.2 million for the same period, prior year. For the nine months ended September 30, 2022, income from operations included $23.2 million of other operating income related to the recognition of payments received under the Provider Relief Fund, compared to $115.8 million for the same period, prior year. Net income was $160.3 million for the nine months ended September 30, 2022, compared to $433.6 million for the same period, prior year. Adjusted EBITDA was $498.0 million for the nine months ended September 30, 2022, compared to $808.9 million for the same period, prior year. Earnings per common share was $1.01 for the nine months ended September 30, 2022, compared to $2.61 for the same period, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release.

In addition to providing key statistics in tables VII and VIII of this release for both the third quarters and nine months ended September 30, 2022 and 2021, Select Medical also provided statistics for the comparable period in 2019. Select Medical believes this additional data provides insight into how it has performed in comparison to the year prior to the widespread emergence of the coronavirus disease 2019 (“COVID-19”) in the United States. The effects of the COVID-19 pandemic, including the duration and extent of disruption on our operations, continues to create uncertainties about Select Medical’s future operating results and financial condition. Please refer to the risk factors in Item 1A and the section titled “Effects of the COVID-19 Pandemic on our Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021, for further discussion.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of September 30, 2022, Select Medical operated 105 critical illness recovery hospitals in 28 states, 31 rehabilitation hospitals in 12 states, and 1,933 outpatient rehabilitation clinics in 39 states and the District of Columbia. Concentra operated 519 occupational health centers in 41 states. At September 30, 2022, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the third quarter ended September 30, 2022, revenue for the critical illness recovery hospital segment was $524.6 million, compared to $530.6 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $11.0 million for the third quarter ended September 30, 2022, compared to $57.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 2.1% for the third quarter ended September 30, 2022, compared to 10.8% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for the third quarters ended September 30, 2022 and 2021.

For the nine months ended September 30, 2022, revenue for the critical illness recovery hospital segment increased to $1,672.2 million, compared to $1,669.6 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $67.0 million for the nine months ended September 30, 2022, compared to $243.4 million for the same period, prior year. For the nine months ended September 30, 2021, Adjusted EBITDA included $17.9 million of other operating income related to the outcome of litigation with the Centers for Medicare & Medicaid Services. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 4.0% for the nine months ended September 30, 2022, compared to 14.6% for the same period, prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for the nine months ended September 30, 2022 and 2021.

Rehabilitation Hospital Segment

For the third quarter ended September 30, 2022, revenue for the rehabilitation hospital segment increased 8.0% to $229.4 million, compared to $212.4 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 12.9% to $49.8 million for the third quarter ended September 30, 2022, compared to $44.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.7% for the third quarter ended September 30, 2022, compared to 20.7% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for the third quarters ended September 30, 2022 and 2021.

For the nine months ended September 30, 2022, revenue for the rehabilitation hospital segment increased 7.3% to $678.9 million, compared to $632.9 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment was $142.0 million for the nine months ended September 30, 2022, compared to $145.4 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 20.9% for the nine months ended September 30, 2022, compared to 23.0% for the same period, prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for the nine months ended September 30, 2022 and 2021.

Outpatient Rehabilitation Segment

For the third quarter ended September 30, 2022, revenue for the outpatient rehabilitation segment increased 3.8% to $285.0 million, compared to $274.5 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $25.7 million for the third quarter ended September 30, 2022, compared to $38.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 9.0% for the third quarter ended September 30, 2022, compared to 14.1% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for the third quarters ended September 30, 2022 and 2021.

For the nine months ended September 30, 2022, revenue for the outpatient rehabilitation segment increased 4.6% to $844.2 million, compared to $806.9 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $85.9 million for the nine months ended September 30, 2022, compared to $110.7 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.2% for the nine months ended September 30, 2022, compared to 13.7% for the same period, prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for the nine months ended September 30, 2022 and 2021.

Concentra Segment

For the third quarter ended September 30, 2022, revenue for the Concentra segment increased to $444.6 million, compared to $442.2 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment was $90.0 million for the third quarter ended September 30, 2022, compared to $99.8 million for the same quarter, prior year. For the third quarter ended September 30, 2021, Adjusted EBITDA included $1.6 million of other operating income related to the recognition of payments received under the Provider Relief Fund. The Adjusted EBITDA margin for the Concentra segment was 20.2% for the third quarter ended September 30, 2022, compared to 22.6% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for the third quarters ended September 30, 2022 and 2021.

For the nine months ended September 30, 2022, revenue for the Concentra segment was $1,309.4 million, compared to $1,321.4 million for the same period, prior year. Adjusted EBITDA for the Concentra segment was $272.1 million for the nine months ended September 30, 2022, compared to $318.9 million for the same period, prior year. For the nine months ended September 30, 2021, Adjusted EBITDA included $33.8 million of other operating income related to the recognition of payments received under the Provider Relief Fund. The Adjusted EBITDA margin for the Concentra segment was 20.8% for the nine months ended September 30, 2022, compared to 24.1% for the same period, prior year. Certain Concentra key statistics are presented in table VIII of this release for the nine months ended September 30, 2022 and 2021.

Dividend

On November 2, 2022, Select Medical’s board of directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about November 29, 2022, to stockholders of record as of the close of business on November 16, 2022.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s board of directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s board of directors may deem to be relevant.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2023, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

During the nine months ended September 30, 2022, Select Medical repurchased 7,883,195 shares at a cost of approximately $185.1 million, or $23.48 per share, which includes transaction costs. Since the inception of the common stock repurchase program through September 30, 2022, Select Medical has repurchased 48,234,823 shares at a cost of approximately $600.3 million, or $12.45 per share, which includes transaction costs.

Business Outlook for Revenue

Select Medical reaffirms its 2022 business outlook for revenue, which was provided most recently in its press release issued on August 4, 2022. Select Medical continues to expect consolidated revenue to be in the range of $6.25 billion to $6.40 billion for the full year of 2022. Select Medical is also reaffirming its previously issued three-year compound annual growth rate target for revenue only, which is expected to be in the range of 4% to 6% for 2021 through 2023.

Select Medical intends to address its business outlook and target compound annual growth rates for Adjusted EBITDA and earnings per common share when the labor climate stabilizes.

Conference Call

Select Medical will host a conference call regarding its third quarter results, as well as its business outlook for revenue and the impact of the COVID-19 pandemic on each of its reportable segments, on Friday, November 4, 2022, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2022 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	developments related to the COVID-19 pandemic including, but not limited to, the duration and severity of the pandemic, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	an inflationary environment could cause us to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, or the inability to attract or retain healthcare professionals due to the heightened risk of infection related to the COVID-19 pandemic, could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2021.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2021 and 2022

(In thousands, except per share amounts, unaudited)

	2021	2022	% Change
Revenue	$1,534,221	$1,567,794	2.2%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,297,682	1,393,817	7.4
General and administrative	37,885	39,491	4.2
Depreciation and amortization	50,128	51,459	2.7
Total costs and expenses	1,385,695	1,484,767	7.1
Other operating income	1,729	8,440	N/M
Income from operations	150,255	91,467	(39.1)
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	11,452	8,084	(29.4)
Interest expense	(33,825)	(45,204)	33.6
Income before income taxes	127,882	54,347	(57.5)
Income tax expense	27,665	16,221	(41.4)
Net income	100,217	38,126	(62.0)
Less: Net income attributable to non-controlling interests	23,289	10,960	(52.9)
Net income attributable to Select Medical	$76,928	$27,166	(64.7)%
Basic and diluted earnings per common share:(1)	$0.57	$0.21

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful.

II. Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2021 and 2022

(In thousands, except per share amounts, unaudited)

	2021	2022	% Change
Revenue	$4,644,704	$4,752,082	2.3%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	3,882,579	4,191,377	8.0
General and administrative	109,025	114,272	4.8
Depreciation and amortization	150,702	153,579	1.9
Total costs and expenses	4,142,306	4,459,228	7.7
Other operating income	133,837	23,565	N/M
Income from operations	636,235	316,419	(50.3)
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	33,180	19,648	(40.8)
Interest income	4,749	—	N/M
Interest expense	(102,115)	(121,770)	19.2
Income before income taxes	572,049	214,297	(62.5)
Income tax expense	138,410	53,983	(61.0)
Net income	433,639	160,314	(63.0)
Less: Net income attributable to non-controlling interests	81,271	28,824	(64.5)
Net income attributable to Select Medical	$352,368	$131,490	(62.7)%
Basic and diluted earnings per common share:(1)	$2.61	$1.01

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful.

III. Earnings per Share

For the Three and Nine Months Ended September 30, 2021 and 2022

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three and nine months ended September 30, 2021 and 2022:

	Basic and Diluted EPS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022
Net income	$100,217	$38,126	$433,639	$160,314
Less: net income attributable to non-controlling interests	23,289	10,960	81,271	28,824
Net income attributable to Select Medical	76,928	27,166	352,368	131,490
Less: net income attributable to participating securities	2,550	992	11,781	4,588
Net income attributable to common shares	$74,378	$26,174	$340,587	$126,902

The following tables set forth the computation of EPS under the two-class method for the three and nine months ended September 30, 2021 and 2022:

	Three Months Ended September 30,
	2021			2022
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$74,378	130,594	$0.57	$26,174	122,193	$0.21
Participating securities	2,550	4,477	$0.57	992	4,631	$0.21
Total	$76,928			$27,166

	Nine Months Ended September 30,
	2021			2022
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$340,587	130,441	$2.61	$126,902	125,341	$1.01
Participating securities	11,781	4,512	$2.61	4,588	4,532	$1.01
Total	$352,368			$131,490

(1)            Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2021	September 30, 2022
Assets
Current Assets:
Cash and cash equivalents	$74,310	$108,223
Accounts receivable	889,303	909,030
Other current assets	175,826	199,993
Total Current Assets	1,139,439	1,217,246
Operating lease right-of-use assets	1,078,754	1,129,872
Property and equipment, net	961,467	957,353
Goodwill	3,448,912	3,479,374
Identifiable intangible assets, net	374,879	358,411
Other assets	356,720	412,720
Total Assets	$7,360,171	$7,554,976
Liabilities and Equity
Current Liabilities:
Payables and accruals	$942,288	$917,542
Government advances	83,790	942
Unearned government assistance	93	236
Current operating lease liabilities	229,334	234,595
Current portion of long-term debt and notes payable	17,572	43,429
Total Current Liabilities	1,273,077	1,196,744
Non-current operating lease liabilities	916,540	967,758
Long-term debt, net of current portion	3,556,385	3,750,411
Non-current deferred tax liability	142,792	162,156
Other non-current liabilities	106,442	109,848
Total Liabilities	5,995,236	6,186,917
Redeemable non-controlling interests	39,033	33,540
Total equity	1,325,902	1,334,519
Total Liabilities and Equity	$7,360,171	$7,554,976

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2021 and 2022

(In thousands, unaudited)

	2021	2022
Operating activities
Net income	$100,217	$38,126
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	8,388	5,752
Depreciation and amortization	50,128	51,459
Provision for expected credit losses	(40)	(152)
Equity in earnings of unconsolidated subsidiaries	(11,452)	(8,084)
Gain on sale or disposal of assets	(581)	(117)
Stock compensation expense	8,194	10,187
Amortization of debt discount, premium and issuance costs	560	573
Deferred income taxes	(3,642)	(5,115)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	32,396	12,745
Other current assets	11,034	5,051
Other assets	8,860	8,375
Accounts payable and accrued expenses	17,795	(31,563)
Government advances	(91,767)	(5,529)
Unearned government assistance	(1,684)	(350)
Income taxes	(29,452)	12,905
Net cash provided by operating activities	98,954	94,263
Investing activities
Business combinations, net of cash acquired	(16,749)	(2,786)
Purchases of property and equipment	(48,944)	(41,942)
Investment in businesses	(5,182)	(10,333)
Proceeds from sale of assets	1,794	50
Net cash used in investing activities	(69,081)	(55,011)
Financing activities
Borrowings on revolving facilities	—	280,000
Payments on revolving facilities	—	(250,000)
Borrowings of other debt	10,600	3,372
Principal payments on other debt	(7,596)	(8,291)
Dividends paid to common stockholders	(16,940)	(15,893)
Repurchase of common stock	(64,440)	(14,991)
Increase in overdrafts	—	1,964
Proceeds from issuance of non-controlling interests	14,238	141
Distributions to and purchases of non-controlling interests	(21,245)	(22,000)
Net cash used in financing activities	(85,383)	(25,698)
Net increase (decrease) in cash and cash equivalents	(55,510)	13,554
Cash and cash equivalents at beginning of period	803,493	94,669
Cash and cash equivalents at end of period	$747,983	$108,223
Supplemental information
Cash paid for interest, excluding amounts received of $6,129 under interest rate cash flow hedge for the three months ended September 30 ,2022	$51,615	$69,238
Cash paid for taxes	60,763	8,421

VI. Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2021 and 2022

(In thousands, unaudited)

	2021	2022
Operating activities
Net income	$433,639	$160,314
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	27,772	16,892
Depreciation and amortization	150,702	153,579
Provision for expected credit losses	172	(41)
Equity in earnings of unconsolidated subsidiaries	(33,180)	(19,648)
Gain on sale or disposal of assets	(87)	(1,593)
Stock compensation expense	22,002	27,956
Amortization of debt discount, premium and issuance costs	1,655	1,696
Deferred income taxes	(11,965)	(7,080)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	645	(19,686)
Other current assets	(1,822)	2,923
Other assets	(3,124)	9,650
Accounts payable and accrued expenses	107,710	(6,196)
Government advances	(165,470)	(82,848)
Unearned government assistance	(80,193)	143
Income taxes	13,524	36,220
Net cash provided by operating activities	461,980	272,281
Investing activities
Business combinations, net of cash acquired	(26,830)	(22,027)
Purchases of property and equipment	(125,386)	(135,119)
Investment in businesses	(16,367)	(17,323)
Proceeds from sale of assets	11,257	5,364
Net cash used in investing activities	(157,326)	(169,105)
Financing activities
Borrowings on revolving facilities	—	845,000
Payments on revolving facilities	—	(625,000)
Borrowings of other debt	19,515	20,866
Principal payments on other debt	(22,910)	(25,165)
Dividends paid to common stockholders	(33,816)	(48,692)
Repurchase of common stock	(66,050)	(193,614)
Decrease in overdrafts	—	(9,091)
Proceeds from issuance of non-controlling interests	19,926	7,096
Distributions to and purchases of non-controlling interests	(50,397)	(40,663)
Net cash used in financing activities	(133,732)	(69,263)
Net increase in cash and cash equivalents	170,922	33,913
Cash and cash equivalents at beginning of period	577,061	74,310
Cash and cash equivalents at end of period	$747,983	$108,223
Supplemental information
Cash paid for interest, excluding amounts received of $6,232 under interest rate cash flow hedge for the nine months ended September 30, 2022	$118,570	$143,455
Cash paid for taxes	136,857	24,844

VII. Key Statistics

For the Three Months Ended September 30, 2019, 2021, and 2022

(unaudited)

	2019	2021	2022	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	100	100	105
Revenue (,000)	$462,892	$530,646	$524,584	(1.1)%
Number of patient days(b)(c)	258,089	272,454	278,137	2.1%
Number of admissions(b)(d)	9,051	9,250	9,056	(2.1)%
Revenue per patient day(b)(e)	$1,773	$1,931	$1,878	(2.7)%
Occupancy rate(b)(f)	67%	68%	67%	(1.5)%
Adjusted EBITDA (,000)	$57,247	$57,245	$11,013	(80.8)%
Adjusted EBITDA margin	12.4%	10.8%	2.1%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	29	30	31
Revenue (,000)	$173,369	$212,434	$229,387	8.0%
Number of patient days(b)(c)	89,454	102,953	109,076	5.9%
Number of admissions(b)(d)	6,400	7,243	7,517	3.8%
Revenue per patient day(b)(e)	$1,724	$1,881	$1,931	2.7%
Occupancy rate(b)(f)	75%	82%	85%	3.7%
Adjusted EBITDA (,000)	$36,780	$44,076	$49,772	12.9%
Adjusted EBITDA margin	21.2%	20.7%	21.7%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,707	1,850	1,933
Working days(g)	64	64	64
Revenue (,000)	$265,330	$274,540	$284,993	3.8%
Number of visits(b)(h)	2,204,328	2,347,070	2,404,868	2.5%
Revenue per visit(b)(i)	$103	$102	$103	1.0%
Adjusted EBITDA (,000)	$40,040	$38,762	$25,715	(33.7)%
Adjusted EBITDA margin	15.1%	14.1%	9.0%
Concentra
Number of centers operated – end of period(b)	523	519	519
Working days(g)	64	64	64
Revenue (,000)	$421,900	$442,190	$444,576	0.5%
Number of visits(b)(h)	3,150,903	3,223,631	3,273,031	1.5%
Revenue per visit(b)(i)	$120	$124	$128	3.2%
Adjusted EBITDA (,000)	$77,679	$99,832	$90,025	(9.8)%
Adjusted EBITDA margin	18.4%	22.6%	20.2%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics.

VIII. Key Statistics

For the Nine Months Ended September 30, 2019, 2021, and 2022

(unaudited)

	2019	2021	2022	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	100	100	105
Revenue (,000)	$1,381,569	$1,669,577	$1,672,247	0.2%
Number of patient days(b)(c)	779,078	838,553	840,487	0.2%
Number of admissions(b)(d)	27,679	28,135	27,319	(2.9)%
Revenue per patient day(b)(e)	$1,757	$1,982	$1,981	(0.1)%
Occupancy rate(b)(f)	69%	70%	68%	(2.9)%
Adjusted EBITDA (,000)	$194,383	$243,421	$66,999	(72.5)%
Adjusted EBITDA margin	14.1%	14.6%	4.0%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	29	30	31
Revenue (,000)	$488,301	$632,904	$678,908	7.3%
Number of patient days(b)(c)	258,795	310,340	321,690	3.7%
Number of admissions(b)(d)	18,253	21,734	22,149	1.9%
Revenue per patient day(b)(e)	$1,665	$1,861	$1,934	3.9%
Occupancy rate(b)(f)	75%	84%	85%	1.2%
Adjusted EBITDA (,000)	$92,545	$145,378	$141,996	(2.3)%
Adjusted EBITDA margin	19.0%	23.0%	20.9%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,707	1,850	1,933
Working days(g)	191	191	192
Revenue (,000)	$774,126	$806,910	$844,191	4.6%
Number of visits(b)(h)	6,462,316	6,852,085	7,165,866	4.6%
Revenue per visit(b)(i)	$103	$103	$103	0.0%
Adjusted EBITDA (,000)	$111,615	$110,724	$85,912	(22.4)%
Adjusted EBITDA margin	14.4%	13.7%	10.2%
Concentra
Number of centers operated – end of period(b)	523	519	519
Working days(g)	191	191	192
Revenue (,000)	$1,231,672	$1,321,402	$1,309,356	(0.9)%
Number of visits(b)(h)	9,165,599	9,049,283	9,604,441	6.1%
Revenue per visit(b)(i)	$122	$125	$127	1.6%
Adjusted EBITDA (,000)	$220,024	$318,907	$272,101	(14.7)%
Adjusted EBITDA margin	17.9%	24.1%	20.8%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2019, 2021 and 2022

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2021	2022	2019	2021	2022
Net income	$44,030	$100,217	$38,126	$157,360	$433,639	$160,314
Income tax expense	12,847	27,665	16,221	52,140	138,410	53,983
Interest expense	54,336	33,825	45,204	156,611	102,115	121,770
Interest income	—	—	—	—	(4,749)	—
Gain on sale of businesses	—	—	—	(6,532)	—	—
Equity in earnings of unconsolidated subsidiaries	(6,950)	(11,452)	(8,084)	(18,710)	(33,180)	(19,648)
Loss on early retirement of debt	18,643	—	—	18,643	—	—
Income from operations	122,906	150,255	91,467	359,512	636,235	316,419
Stock compensation expense:
Included in general and administrative	5,305	6,457	8,000	14,849	17,537	21,995
Included in cost of services	1,513	1,737	2,187	4,582	4,465	5,961
Depreciation and amortization	52,941	50,128	51,459	160,072	150,702	153,579
Adjusted EBITDA	$182,665	$208,577	$153,113	$539,015	$808,939	$497,954

Critical illness recovery hospital(a)	$57,247	$57,245	$11,013	$194,383	$243,421	$66,999
Rehabilitation hospital	36,780	44,076	49,772	92,545	145,378	141,996
Outpatient rehabilitation	40,040	38,762	25,715	111,615	110,724	85,912
Concentra(b)	77,679	99,832	90,025	220,024	318,907	272,101
Other(c)(d)	(29,081)	(31,338)	(23,412)	(79,552)	(9,491)	(69,054)
Adjusted EBITDA	$182,665	$208,577	$153,113	$539,015	$808,939	$497,954

(a)	For the nine months ended September 30, 2021, Adjusted EBITDA includes other operating income of $17.9 million which is related to the outcome of litigation with the Centers for Medicare & Medicaid Services.

(b)	For the three and nine months ended September 30, 2021, Adjusted EBITDA includes other operating income of $1.6 million and $33.8 million, respectively, which is related to the recognition of payments received under the Provider Relief Fund.

(c)	For the three and nine months ended September 30, 2021 and 2022, Adjusted EBITDA includes other operating income which is related to the recognition of payments received under the Provider Relief Fund. Other operating income was $0.1 million and $8.1 million for the three months ended September 30, 2021 and 2022, respectively. Other operating income was $82.0 million and $23.2 million for the nine months ended September 30, 2021 and 2022, respectively.

(d)	Other primarily includes general and administrative costs and other operating income, as discussed further above.